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                                                                   Exhibit 4.1.1

                                AMENDMENT NO. 1
                                    TO THE
                               TITAN 401(k) PLAN
          (As Amended and Restated Effective as of September 1, 1998)
           ---------------------------------------------------------

     This Amendment to the Titan 401(k) Plan (As Amended and Restated Effective as of September 1, 1998) (the "Plan") made and executed by Titan Resources I, Inc. (the "Company") and approved by Titan Exploration, Inc. ("Titan") and Pure Resources, Inc. ("Pure"),

                        W I T N E S S E T H   T H A T :

     WHEREAS, the common stock of Titan is an investment option under the Plan; and

     WHEREAS, Titan entered into an Agreement and Plan of Merger dated as of December 13, 1999, as amended (the "Merger Agreement") by and among Titan, Union Oil Company of California, Pure, a direct wholly-owned subsidiary of Union Oil Company of California, and TRH, Inc., a wholly-owned subsidiary of Pure ("TRH"); and

     WHEREAS, the Merger Agreement relates to a reverse triangular merger of Titan with and into TRH, pursuant to which at the effective time of the Merger pursuant to applicable law (the "Effective Time"), Titan's stockholders would receive stock of Pure in exchange for their shares in Titan (the "Merger"); and

     WHEREAS, the Company wishes to amend the Plan (and Titan and Pure wish to approve such amendment) to reflect that shares of Pure will be available for investment under the Plan as of the Effective Time, to change the Plan name and to make certain other changes;

     NOW, THEREFORE, in consideration of the premises and pursuant to the provisions of Section 8.1 thereof, the Company hereby amends the Plan in the following respects only:

     FIRST:  Subject to the consummation of the Merger and effective as of the
     -----
Effective Time, the Plan is hereby amended to change the Plan name from the "Titan 401(k) Plan" to the
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"Pure Resources 401(k) Plan."

     SECOND:  Subject to the consummation of the Merger and effective as of the
     ------
Effective Time, Section 1.1(g) of the Plan is hereby amended by restatement in its entirety to read as follows:

          (g) A "Change of Control" shall be deemed to have occurred for purposes of the Plan if (i) Pure Resources, Inc. enters into any merger, consolidation or recapitalization pursuant to which the persons serving as directors of Pure Resources, Inc. immediately before such transaction cease to constitute at least 40% of the members of the board of directors of the surviving entity (whether Pure Resources, Inc. or another entity) following consummation of such transaction, (ii) Pure Resources, Inc. sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity, or (iii) Pure Resources, Inc. is to be dissolved and liquidated.

     THIRD:  Subject to the consummation of the Merger and effective as of the
     -----
day prior to the Effective Time, Section 1.1(u) of the Plan is hereby amended by restatement in its entirety to read as follows:

          (u) "Entry Date" means the first day of each calendar quarter; provided, however, that if Titan Exploration, Inc., the Company or another Employer is a party to a transaction that results in a new group of employees being eligible to participate in the Plan, the Committee may establish additional Entry Dates if the Committee determines in its sole discretion such additional Entry Dates to be appropriate for purposes of allowing such new group of employees who become Covered Employees immediately following the transaction to enter the Plan.

     FOURTH:  Subject to the consummation of the Merger and effective as of the
     ------
Effective Time, Section 1.1(ee) of the Plan is hereby amended by restatement in its entirety to read as follows:

          (ee) "Plan" means this Pure Resources 401(k) Plan, as amended and restated effective as of September 1, 1998, and as from time to time in effect thereafter.

     FIFTH:  Subject to the consummation of the Merger and effective as of the
     -----
Effective Time, Section 1.1(mm) and (nn) of the Plan are hereby amended by restatement in their entirety to read as follows:
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          (mm) "Pure Resources Matching Plan" means the Pure Resources Matching
     Plan, effective as of September 1, 1998, and as from time to time in effect thereafter.

          (nn) "Pure Resources Stock" means the common stock of Pure Resources, Inc., a Delaware corporation, and any successor thereto.

     SIXTH:  Subject to the consummation of the Merger and effective as of the
     -----
Effective Time, all references in the Plan to the "Titan Matching Plan" are hereby replaced with references to the "Pure Resources Matching Plan."

     SEVENTH:  Subject to the consummation of the Merger and effective as of the
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Effective Time, all references in the Plan to the "Titan Stock" are hereby replaced with references to the "Pure Resources Stock."

     EIGHTH:  Subject to the consummation of the Merger and effective as of the
     ------
Effective Time, all references in the Plan to the "Titan 401(k) Trust" are hereby replaced with references to the "Pure Resources 401(k) Trust."

     IN WITNESS WHEREOF, this Amendment has been executed as of this ___ day of May, 2000.

                                    TITAN RESOURCES I, INC.

                                    By:  /s/ William K. White
                                         ----------------------------------
                                         Name:  William K. White
                                                ---------------------------
                                         Title: Vice President-Finance, CFO
                                                ---------------------------

ACCEPTED AND APPROVED:              ACCEPTED AND APPROVED:

PURE RESOURCES, INC.                TITAN EXPLORATION, INC.



By:   /s/ P. R. Ballard             By:  /s/ William K. White
      -------------------------          ----------------------------------
     Name:  P. R. Ballard                Name:  William K. White
            -------------------                 ---------------------------
     Title: Vice President               Title: Vice President-Finance, CFO
            -------------------                 ---------------------------